Eagle Growth and Income Opportunities Fund - 12/31/15 Form N-SAR
Exhibit 77 Q(2)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and Section 30(h) of the Investment Company Act 1940, as amended require each Fund's directors and executive officers, certain persons affiliated with Eagle Growth and Income Opportunities Fund ("EGIF") and persons who beneficially own more than 10% of a registered class of each Fund's securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish each Fund with copies of such forms they file.

Based solely upon its review of the copies of such forms received by it and written representations from certain of such persons, EGIF believes that during 2015 all transactions required to be reported were reported in a timely manner, except for two Form 4s that were filed after the required filing deadline by James Camp and Joseph Morea, respectively.